Exhibit 10.1

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks [**] denote omissions.

CLINICAL TRIAL COLLABORATION AND SUPPLY AGREEMENT

This Clinical Trial Collaboration and Supply Agreement (this “Agreement”), made as of August 19, 2019, (the “Effective Date”) is by and between AbbVie Inc., a Delaware Corporation, located at 1 N. Waukegan Rd. North Chicago, Illinois 60064 (“AbbVie”); and Idera Pharmaceuticals Inc. located at 505 Eagleview Blvd. Suite 212, Exton, PA  19341 (“Idera”).  AbbVie and Idera are each referred to herein as “Party” and are collectively referred to as the “Parties.”

RECITALS

WHEREAS, AbbVie and its Affiliates are developing ABBV-368, an  intravenously administered, agonistic anti-OX40 monoclonal antibody,  and ABBV-181, an intravenously administered anti-PD-1 monoclonal antibody,  (also collectively referred to herein as “AbbVie Compounds”, and each an “AbbVie Compound”) for solid tumor indications, including squamous cell carcinoma of the head and neck; and

WHEREAS, Idera is developing tilsotolimod, an intratumorally administered, synthetic oligonucelotide toll-like receptor 9 agonist (also referred to herein as “Idera Compound”) for treatment of certain solid tumor indications, including squamous cell carcinoma of the head and neck; and

WHEREAS, AbbVie desires Idera to supply Idera Compound to AbbVie, and Idera is willing to supply Idera Compound to AbbVie, in accordance with the terms of this Agreement, for use in a clinical study of the AbbVie Compounds in combination with the Idera Compound (Idera Compound and the AbbVie Compounds collectively, the “Compounds”, and each, a “Compound”)  for the treatment of squamous cell carcinoma of the head and neck (the “Study”) as set forth in the clinical protocol which is attached hereto as Attachment B (the “Protocol”).

NOW, THEREFORE, in consideration of the following mutual promises, covenants and conditions and any sums to be paid, the Parties hereto agree as follows:

1.   OVERVIEW

(a)        Subject to the terms and conditions described herein, which shall include the terms and conditions of the attachments hereto, Idera shall  supply, on a non-exclusive basis, the Idera Compound to AbbVie free of charge for treatment of subjects participating in the Study in accordance with the Protocol at study centers (“Study Centers”) and Attachment A (the “Supply Addendum”), as may be amended, and  in sufficient quantity and with adequate timeliness for the conduct of the Study.

(b)        Within [**] days following execution of this Agreement, or as otherwise agreed to the Parties in writing, Idera and AbbVie will also execute a separate (i) safety data exchange agreement (“SDEA”), which will set forth the Parties’ respective responsibilities and obligations with respect to the procedures and timeframes for compliance with Applicable Law pertaining to the Study safety reporting for the Compounds; and (ii) quality agreement (“TQA”), which will govern the quality of Idera Compound to be supplied hereunder. Upon finalization and execution, the SDEA shall automatically be incorporated herein by reference.  In the event of any inconsistency between any of the provisions of the SDEA or TQA and this Agreement with respect to safety-related activities or quality-related activities (including compliance with Good Manufacturing Practices and related laws), respectively the provision of the SDEA or TQA, as applicable, shall control.  In the event of any other inconsistency between the terms of this Agreement and the TQA or SDEA the terms of this Agreement shall control.

2.         STUDY CONDUCT

(a)        General Conduct.  Subject to the terms and conditions of this Agreement, AbbVie will sponsor the Study and will have the right and responsibility over the design, conduct and control of the Study (“Sponsor”).    The Study shall be conducted under AbbVie’s Investigational New Drug application (“IND”) in the United States and equivalent clinical trial authorization outside the United States (“CTA”), as applicable, for an AbbVie Compound.  If a Regulatory Authority requests an additional IND or CTA for the Study, the Parties shall meet and mutually agree on an approach to address such requirement. AbbVie will register the Study on www.clinicaltrials.gov and will comply with all Applicable Law relating to the registration of the Study. “Applicable Law,” for purposes of this Agreement, means all federal, state, local, national and regional statutes, laws, rules, regulations and directives applicable to a particular activity of a Party hereunder, including performance of clinical trials, medical treatment and the processing and protection of personal and medical data, that may be in effect from time to time, including those promulgated by the FDA and any successor agency to the FDA or any corresponding agency or authority performing some or all of the functions of the FDA in any jurisdiction outside the United States (each a “Regulatory Authority” and collectively, “Regulatory Authorities”) as applicable for where the Study is being conducted, and current International Conference on Harmonization of Good Clinical Practice (“ICH GCP”) guidelines.

(b)        Protocol. AbbVie and Idera acknowledge and agree that the Protocol has been finalized by the Parties.  Idera consents to AbbVie’s submission of the Protocol to the United States Food and Drug Administration (“FDA”) and other applicable foreign Regulatory Authorities for purposes of conducting the Study. Thereafter, any amendments to the Protocol (“Protocol Amendment”) will be sent to Idera’s Clinical contact set forth in Attachment C (or as updated) for review and comment.  Any comments on a Protocol Amendment by Idera are to be provided to AbbVie within [**] Business Days of Idera receiving the Protocol Amendment, unless the Parties otherwise agree to extend such review period or within the timeframe allotted by a Regulatory Authority, if applicable.  AbbVie will make reasonable efforts to incorporate Idera’s comments into the Protocol Amendments (except to the extent material changes relating to the Idera Compound, in which case, such comments shall be incorporated). If no comments are provided by Idera within the given review period, the Protocol Amendment shall be deemed acceptable to Idera.  For clarity, material matters relating to the Idera Compound shall include, but are not limited to, the (i) dose and dosing regimen for the Idera Compound, (ii) exclusion criteria and other safety measures applicable to the Idera Compound, and (iii) changes to the Protocol that increase the quantities of the Idera Compound to be supplied hereunder.  Notwithstanding the foregoing, AbbVie will not make any changes to the Protocol that would increase the amount of Idera Compound to be supplied to AbbVie for the Study nor shall AbbVie make any changes to the Protocol with regard to the safety information regarding the Idera Compound, without the prior written consent of Idera. AbbVie has the right to request a teleconference with Idera personnel, as appropriately designated by Idera per such request, to discuss potential changes to the Protocol or Idera’s comments to a Protocol Amendment and Idera will use reasonable efforts to accommodate such request.

(c)        Study Centers.  AbbVie shall select the clinical investigators (“Investigators”) and Study Centers. AbbVie will be responsible for contracting with Investigators and Study Centers for the conduct of the Study and will ensure that it has appropriate provisions in its contracts with Study Centers and Investigators to comply with all of the terms and obligations contained in this Agreement, including but not limited to those pertaining to intellectual property and use of Study Data.  AbbVie will require that Investigators and Study Centers conduct the Study in accordance with the approved Protocol and Applicable Law and will require that the Study is approved by and subject to continuing oversight by an appropriate Institutional Review Board (“IRB”) or Ethics Committee (“EC”).

(d)        Regulatory Actions.  AbbVie is solely responsible for, and shall maintain control over, the regulatory files relating to the Study (“AbbVie Regulatory Files”), including, but not limited to, any and all safety reporting and regulatory obligations associated with the conduct of the Study, and relating to submitting, obtaining and maintaining an IND and or foreign equivalency file, as applicable, with respect thereto.  Upon request, Idera will provide AbbVie with appropriate documentation to support any cross reference to the Idera Compound that AbbVie may need to include in any regulatory filings to conduct the Study.  AbbVie has the sole right and responsibility to make submissions in support of AbbVie Regulatory Files and the right to correspond with governmental authorities of any nature in connection with such AbbVie Regulatory Files. AbbVie will ensure that (i) all directions in relation to its obligations as the Study Sponsor from any IRB/EC and/or Regulatory Authority with jurisdiction over the Study are followed and (ii) all Regulatory Approvals from any Regulatory Authority and/or IRB/EC with jurisdiction over the Study are obtained prior to initiating performance of the Study (first subject first dose). Notwithstanding the preceding, nothing in this section shall be construed as prohibiting Idera from replying to direct requests or inquiries from a Regulatory Authority related to use of the Idera Compound in the Study (“RA-Idera Inquiry”), or from otherwise making submissions required by Applicable Law or requested by a Regulatory Authority.  For each RA-Idera Inquiry, Idera will include AbbVie in its correspondence with the Regulatory Authority, except as subject to Section 2(e) disclosures of CMC Information in which case Idera will notify AbbVie within [**] Business Days of its correspondence with the Regulatory Authority and in doing so provide AbbVie with the details of such correspondence applicable to the Study, subject to redactions of Idera’s proprietary and confidential CMC Information.  For clarity, as between the Parties, Idera shall remain solely responsible for, and shall maintain control over, all other regulatory files relating to the Idera Compound that do not relate to the Study and are controlled by Idera prior to the Effective Date (“Idera Regulatory Files”). Idera has the sole right and responsibility to make submissions in support of Idera Regulatory Files and the right to correspond with governmental authorities of any nature in connection with such Idera Regulatory Files.

(e)        Regulatory Inquiries.  If there are any inquiries regarding the technical information that is part of the proprietary and confidential manufacturing, chemistry, controls and testing information associated with Idera Compound (“CMC Information”), then any such CMC Information requested would be disclosed directly by Idera to the applicable Regulatory Authority in a timely manner, and in any event within the timeframe required by such

Regulatory Authority.  AbbVie shall have no right to directly access the Idera Compound CMC Information.  If AbbVie receives any comments or other inquiries from a Regulatory Authority that pertain specifically to the Idera Compound that is not CMC Information, AbbVie will promptly provide such comments to Idera’s Alliance Management contact set forth in Attachment C (or as updated)  and Idera will provide its response to AbbVie within the timeframe required or requested by the Regulatory Authority (“Response Period”), so that AbbVie can forward such response to the Regulatory Authority.  In the event that it will take Idera more time to provide a response that encompasses all the information requested by the Regulatory Authority pertaining to the Idera Compound (“Full Response”),  Idera will notify AbbVie as soon as practicable within the Response Period, and such notice by Idera will provide AbbVie with (i) a partial response with the information available within the Response Period, (ii) the reason a Full Response cannot be provided within the Response Period, and (iii) the timeframe in which Idera will provide the outstanding information necessary for a Full Response. In any event, Idera will use commercially reasonable efforts to promptly provide such responses to AbbVie.

(f)        Compensation for Study Injuries.  As between the Parties and subject to Section 13(a) and 13(b), (i) AbbVie shall be fully responsible for reimbursing Study Centers for reasonable medical expenses necessary to treat any Study Injury,  and (ii) AbbVie agrees not to approve any written informed consent that states that Idera will provide any such compensation; provided, however, that to the extent that any or all of the reasonable medical expenses necessary to treat a Study Injury for which AbbVie provides reimbursement to a Study Center are attributable to the Idera Compound, Idera shall reimburse AbbVie for such expenses.

(g)        Regulatory Submission Reviews. Either Party may request review and comment on a portion of a submission to a Regulatory Authority that relates to the Study (“Regulatory Submission”) from the other Party (“Regulatory Submission Request”) by providing the Regulatory Submission Request in writing to the other Party’s Alliance Manager and Regulatory contacts set forth in Attachment C (or as updated).  The receiving Party shall respond with any comments upon the areas of the Regulatory Submission that relate to the receiving Party’s Confidential Information or Compound(s) within [**] days (or as soon as practicable if such request is stated to be required within a shorter timeframe). The requesting Party shall be allowed to redact any of its Confidential Information (defined below) from the Regulatory Submission that is not material to the Regulatory Submission Request.

(h)        Informed Consent.  AbbVie will require that Investigators obtain a  valid informed consent form (“ICF”) from each subject participating in the Study in accordance with all Applicable Laws, which will include a valid authorization for the use or disclosure of health information from each Study subject and use of Biological Samples (as defined in Section 7) obtained from such subject, in each case in accordance with the terms of this Agreement.  AbbVie will prepare a template patient ICF for the Study to provide to IRBs/ECs and Investigators in order to obtain the aforementioned authorization and pursuant to AbbVie’s standard internal processes and procedures, which require inclusion of Compound-specific Standard Safety Risk Language (“SSRL”) (it being understood that the SSRL portion of the ICF relating to the Idera Compound (“Idera Compound SSRL”) will be provided by Idera). Idera will provide the Idera Compound SSRL no later than [**] Business Days after execution of the Agreement.  Any material changes to the Idera Compound SSRL proposed by AbbVie or a Third-Party (as defined in Section 7), other than a Regulatory Authority or an IRB/EC, will be subject to Idera’s written consent.  Idera will provide such consent, or a written explanation for why such consent is being withheld, (i) within [**] Business Days of receiving AbbVie’s request if such changes are proposed by AbbVie; and (ii) within [**] Business Days of receiving AbbVie’s request if such changes are proposed by a Third-Party.  Changes requested by a Regulatory Authority or an IRB/EC that are inconsistent with the Idera Compound SSRL will be incorporated without consent from Idera,  provided that AbbVie considers in good faith any request by Idera in connection with such requested change.

(i)         Financial Disclosure.  AbbVie shall (a) track and collect financial disclosure information from all Investigators involved in the Study and (b) prepare and submit the certification and/or disclosure of the same in accordance with all Applicable Law including, but not limited to, Part 54 of Title 21 of the United States Code of Federal Regulations (Financial Disclosure by Clinical Investigators) and related FDA Guidance Documents.  For purposes of this Section 2(i), the term “clinical investigators” shall have the meaning set forth in Part 54.2(d) of Title 21 of the United States Code of Federal Regulations.

“Business Day”, as used in this Agreement, means any day that banks are open in New York other than a Saturday or Sunday; and “Study Injury” means an injury that occurs to a Study subject as a result of (i) the administration of the Compounds or (ii) the performance of Protocol-mandated procedures on Study subjects that such Study subjects would not have received but for their participation in the Study, in each case in accordance with the Protocol.

3.         COMMENCEMENT AND TERMINATION

(a)     Expiration.  This Agreement shall become effective upon the Effective Date and expire upon the completion or the discontinuation of the Study and completion of all related obligations under this Agreement with respect to the Study (the “Term”), unless terminated earlier pursuant to the following provisions. AbbVie shall notify the applicable Regulatory Authorities and IRBs/ECs of the completion, termination or suspension of the Study in accordance with Applicable Law.

(b)     Termination for Breach.

i.    Notice and Cure Period.  If Idera or AbbVie is in material breach of this Agreement (the “Breaching Party”), the other Party (the “Non-Breaching Party”) shall give the Breaching Party notice specifying the nature of such material breach. If the breach is capable of cure, the Breaching Party shall have a period of [**] calendar days after receipt of such notice to cure such material breach (the “Cure Period”) in a manner reasonably acceptable to the Non-Breaching Party. For the avoidance of doubt, this provision is not intended to restrict in any way any Party’s right to notify the other Party of any other breach or to demand the cure of any other breach.

ii.   Termination Right.  A  Non-Breaching Party shall have the right to terminate this Agreement, upon written notice, in the event that the Breaching Party has not cured such material breach within the Cure Period, provided, however, that if such breach is capable of cure but cannot be cured within the Cure Period, and the Breaching Party commences actions to cure such material breach within the Cure Period and thereafter diligently continue such actions, the Breaching Party shall have an additional [**] days to cure such breach. If the breach is not capable of cure, the Non-Breaching Party shall have the right to terminate this Agreement upon written notice to the Breaching Party.

(c)     Termination for Safety Concern.  A Party may terminate this Agreement immediately upon written notice to the other Party if the terminating Party determines in good faith, based on a review of the Study Data or other Study-related know-how or information, that the Study may unreasonably (e.g. seriously and unexpectedly) affect patient safety, or for a similar medical, scientific, or legal concern.  If requested by the other Party, the Parties shall discuss such concerns and whether the same can be reasonably addressed without termination.

(d)     Termination by Idera. In the event that (i) Idera reasonably believes that the use of the Idera Compound in accordance with the Protocol is cause for a patient safety concern and changes to the Protocol are not made within a reasonable period of time (not more than [**] Business Days) following a request by Idera to address such safety issue, or (ii) the Idera Compound is not being used as described in the Protocol, and within [**] Business Days following notice to AbbVie,  AbbVie does not correct the use of the Idera Compound, then Idera may immediately terminate this Agreement and the supply of the Idera Compound upon written notice to AbbVie.

(e)     Termination for Regulatory Concern. A Party may terminate this Agreement immediately upon written notice to the other Party in the event that any Regulatory Authority takes any action, or raises any objection, that prevents the terminating Party from supplying its Compound(s) for purposes of the Study.  Additionally, either Party will have the right to terminate this Agreement immediately (in whole or in part) upon written notice to the other Party in the event that it determines in its sole discretion to discontinue development of its Compound(s).

(f)     Termination without Cause.  AbbVie may terminate this Agreement upon [**] calendar days prior written notice to Idera for any reason.

(g)     No Release.  Expiration or termination of this Agreement will not relieve any Party of any liability which accrued hereunder prior to the effective date of such expiration or termination, nor preclude any Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement, nor prejudice any Party’s right to obtain performance of any obligation due prior to such termination.

(h)     Survival.  Any terms which by their intent or meaning are intended to survive termination or expiration of this Agreement shall so survive, including without limitation this Section 3(h) and Sections 5, 7 through 20.  In addition, in the event of a termination of this Agreement for any reason, the Parties will use reasonable efforts to initiate the cessation of the Study as soon as practicable consistent with subject safety.

4.         FINANCIAL

(a)    Collaboration Costs and Expenses.  Expenses incurred as described in Section 5 (Supply and Use of Compound), Section 6 (Quality) and Section 9 (Intellectual Property) shall be borne or shared by the Parties as provided in such Sections.  Expenses incurred as described in Section 2(f) (Compensation for Injuries) shall be borne by AbbVie as provided in such

Section. All other expenses that are directly attributable or reasonably allocable to the conduct of the Study shall be borne by AbbVie.

(b)    Tax.  If applicable, AbbVie will pay all taxes, import duties, sales, use or privilege taxes, value-added taxes, excise or similar taxes or duties levied upon a Party or any Affiliate thereof by any jurisdiction, political subdivision or agency for the supply of Idera Compound under this Agreement.  If any sum due to be paid to a Party hereunder is subject to any withholding or similar tax, the Parties shall use their commercially reasonable efforts to do all such acts and to sign all such documents as will enable the Parties to take advantage of any applicable double taxation agreement or treaty.  In the event there is no applicable double taxation agreement or treaty, or if an applicable double taxation agreement or treaty reduces but does not eliminate such withholding or similar tax, the payor shall remit such withholding or similar tax to the appropriate government authority, deduct the amount paid from the amount due to payee and secure and provide to payee evidence of the payment of such withholding or similar tax, and otherwise assist payee with respect thereto as payee may request.  Any such amounts deducted by the payor in respect of such withholding or similar tax shall be treated as having been paid by the payor and remitted for purposes of this Agreement.

(c)    VAT. Depending on the physical supply of Idera Compound Delivered, value added or similar taxes (“VAT”) may be due and charged by Idera or a Third-Party upon importation. AbbVie will pay the amount of VAT properly charged on receipt of a valid tax invoice from Idera or charged on an import customs declaration, issued in accordance with the laws and regulations of the country in which the VAT is due.  Each Party agrees that it shall provide to the other Party any information and copies of documents within its control to the extent reasonably requested by the other Party for the purpose of (i) determining the amount of VAT chargeable on any supply made under this Agreement, (ii) establishing the place of supply for VAT purposes, or (iii) complying with its VAT reporting or accounting obligations. The Parties acknowledge and agree that any payment made and any consideration provided under this Agreement are exclusive of VAT.

(d)    Transparency Reporting.  Responsibility for reporting payments and other transfers of value under the Physician Payment Sunshine Act, U.S. state transparency and gift laws, the European Federation of Pharmaceutical Industries and Associations Disclosure Code, and other applicable transparency laws, regulations or codes (collectively, the “Transparency Laws”) shall lie with the Party making the payment or transfer of value.  Interpretation of the Transparency Laws for purposes of reporting any payment or transfer of value shall be in the sole discretion of the Party making the payment or transfer of value.  Upon request, each Party agrees to cooperate with the other to provide information necessary to allow the requesting Party to comply with its obligations under the Transparency Laws.

5.         SUPPLY AND USE OF COMPOUND.

(a)    Forecast.  Following the execution of this Agreement,  Idera shall supply, or cause to be supplied, up to the quantities of Idera Compound set forth in the Supply Addendum and on the timelines set forth in the Supply Addendum, in each case, for use in the Study.  The amount of Idera Compound specified in the Supply Addendum is the estimated amount of Idera Compound necessary to conduct the Study.  AbbVie shall provide Idera with a twelve (12) month rolling forecast for supply of the Idera Compound (“Supply Forecast”) each Calendar

Quarter following execution of this Agreement.  In the event that AbbVie determines that the quantity of the Idera Compound set forth in the Supply Addendum is not sufficient to complete the Study in accordance with the current version of the Protocol approved by the Parties, AbbVie may request additional Idera Compound, and Idera may supply additional Idera Compound, assuming both Parties agree and the Idera Compound is available. All such additional Idera Compound shall be provided in accordance with requirements set forth in this Agreement, including the Supply Addendum.

(b)    Delivery.  Idera will deliver the Idera Compound DDP (Incoterms 2010) to the locations, as relevant, specified in the Supply Addendum (“Delivery”). All costs associated with the subsequent transportation, warehousing and distribution of Idera Compound will be borne by AbbVie.  AbbVie will: (i) take delivery of the Idera Compound supplied hereunder; (ii) perform the acceptance procedures allocated to it under this Agreement; and (iii) subsequently relabel and pack the Idera Compound as necessary for use in the Study, and (iv) ship such Idera Compound to the applicable Study Centers or local depots in compliance with cGMP, GCP and other Applicable Law and the Supply Addendum.   AbbVie and Idera shall provide, from time to time at the reasonable request of the other Party, the following information with respect to the Idera Compound: any applicable chain of custody forms, in-transport qualified shipper(s), records and receipt verification documentation, such other transport or storage documentation as the other Party may reasonably request, and usage and inventory reconciliation documentation related to the Idera Compound.  AbbVie shall (i) obtain all required licenses, certificates and permits in connection with the shipment of Idera Compound after Delivery; (ii) to maintain the necessary records to comply with all Regulatory Approvals and Applicable Laws; (ii) ensure proper shipment conditions of Delivered Idera Compound (iii) not re-export Idera Compound except as authorized in writing by Idera and in compliance with Applicable Laws; and (iv) not sell, transfer or dispose of Idera Compound in violation of Applicable Laws.

(c)    Idera Compound ID Testing. For each Delivery of the Idera Compound, AbbVie shall ship an  Idera Compound vial sample to Idera’s preferred vendor for ID testing,  [**] (“[**]”).  Idera will (i) arrange for [**] to conduct this testing, at AbbVie’s expense, and (ii) share the results with AbbVie.  Idera shall provide to AbbVie’s GPRD Operations contact, set forth in Attachment C (or as updated), within [**] days after the end of each calendar quarter, a written invoice of the ID Testing costs incurred by Idera during such calendar quarter, if any, and invoice for such costs Idera received from [**].  The Parties shall seek to resolve any questions related to such invoices within [**] days following receipt by AbbVie of Idera’s invoice and supporting documentation; and payment will be made by AbbVie within [**] days after the end of such calendar quarter. All invoiced costs and payments for the ID testing will be in U.S. Dollars.

(d)    Idera Compound Usage. AbbVie will (i) use the Idera Compound solely for purposes of performing the Study; (ii) not use the Idera Compound in any manner inconsistent with this Agreement; (iii) not supply or permit to be supplied, or make available, the Idera Compound to any Third-Party other than as permitted under this Agreement;  and (iv) use, store, transport, handle and dispose of the Idera Compound in compliance with Applicable Laws, the Supply Addendum and any additional storage requirements provided in writing (which, for clarity, may be via e-mail) to AbbVie by Idera. AbbVie will not reverse engineer, reverse compile, disassemble or otherwise attempt to derive the composition or underlying structure of the Idera Compound, and in particular will not analyze the Idera Compound by physical, chemical or biochemical means except as necessary to perform its obligations under this Agreement. Upon the expiration of this Agreement or any termination of this Agreement or the Study, AbbVie shall, at the request of Idera, destroy all remaining supply of the Idera Compound or promptly return at Idera’s request; provided, however, that a Study Center or local depot may destroy Idera Compound upon termination or expiration of this Agreement if Applicable Law or such Study Center’s policies require that Idera Compound be destroyed.

(e)    Idera Compound Requirements. All Idera Compound supplied by Idera hereunder shall be Manufactured in accordance with current good manufacturing practices (GMPs), Applicable Law, and the requirements set forth in this Agreement. Idera will ensure proper shipment conditions and instruct AbbVie regarding proper storage and shipment conditions for the Idera Compound Delivered. Idera will supply the Idera Compound in accordance with this Agreement,  including the provisions of the Supply Addendum,  and any mutually agreed logistic arrangements. Idera will provide the following documentation to AbbVie for each batch of Idera Compound provided hereunder, in advance or at time of Delivery:

i.     Certificate of Compliance/Conformance (CoC) where the Certificate of Conformance generated should contain at a minimum the product name, Lot or batch number, expiry date, and date of manufacturing.

ii.    BSE/TSE Certificate, upon initial Delivery only, unless updates to the BSE/TSE Certificate require Idera to provide to AbbVie.

iii.   Certificate(s) of Regulatory Compliance for the Idera Compound related to the investigational medicinal product dossier for each country in which the Study is conducted.

iv.   Certificate of Analysis.

v.    Lot specific temperature excursion data (maximum allowances and/or remaining allowances as applicable).

vi.   Tolerance regarding Idera Compound specific storage conditions (e.g. temperature load) originating from Idera.

vii.  Material Safety Data Sheet (or equivalent) for safe handling of the Idera Compound.

(f)     Shortage; Allocation.  In the event of a supply interruption or shortage of Idera Compound, such that Idera reasonably believes that it will not be able to fulfill its supply obligations hereunder with respect to the Idera Compound for the Study, Idera will provide prompt written notice to AbbVie thereof (including the nature of the shortage, quantity of Idera Compound that Idera reasonably estimates it will be able to supply, an adjusted delivery schedule, and a good faith estimate of the date by which the shortage is expected to resolve) and, upon request, AbbVie and Idera will promptly discuss such situation (including how the quantities of Idera Compound that Idera is able to supply hereunder will be allocated within the Study).  Idera shall consider in good faith the needs of Study subjects who are actively being treated with the Idera Compound in making its determination.

For purposes of this Agreement, “Manufacture”,  “Manufactured”, or “Manufacturing” means all stages of the manufacture of a Compound, including planning, purchasing, manufacture, processing, compounding, storage, filling, packaging, waste disposal, labeling, leafleting, testing, quality assurance, sample retention, stability testing, release, dispatch and supply, as applicable

6.         QUALITY

(a)    Quality matters related to the Idera Compound will be governed by the terms of the TQA in addition to the relevant quality terms of this Agreement.

(b)    Non-Conformance.

i.   In the event that a Party becomes aware that the Idera Compound Delivered hereunder may have a nonfulfillment or unplanned departure of a specified requirement from documented GxP procedures, instructions, requirements, filed specifications, or processes (“Non-Conformance”), despite testing and quality assurance activities, then such Party will notify the other Party’s relevant Quality contact set forth in Attachment C  (or as updated) within [**] Business Days of becoming aware of the Non-Conformance.  Idera and AbbVie will investigate any Non-Conformance as set forth in Section 6(b)(ii) (Investigations) below and any discrepancy between the Parties regarding the determination of Non-Conformance shall escalated per each of the Party’s respective quality system requirements. AbbVie shall determine whether a shipment of the Idera Compound (or portion thereof) has a Non-Conformance at the time of Delivery within [**] days after the date of Delivery of such Idera Compound (or portion thereof).  Any Idera Compound not rejected by written notice to Idera within [**] days of AbbVie’s receipt shall be deemed accepted, except for Idera Compound that is found later to have had latent defect(s) that were not reasonably discoverable within [**] days after receipt of Delivery of such Idera Compound.  In the event that any proposed or actual shipment of the Idera Compound (or portion thereof) will be agreed or otherwise determined to have a Non-Conformance at the time of Delivery to AbbVie, then unless otherwise agreed to by the Parties in writing, Idera will use commercially reasonable efforts to replace such Idera Compound as is found to have a Non-Conformance as soon as reasonably practical and at no cost to AbbVie.   Any Idera Compound not rejected by written notice to Idera within [**] days of AbbVie’s receipt shall be deemed accepted, except for Idera Compound that is found later to have had latent defect(s) that were not reasonably discoverable within [**] days after receipt of Delivery of such Idera Compound.

ii.  Investigations. In the event that any Idera Compound proves to be in Non-Conformance, or is suspected of being in Non-Conformance (i.e. a post-release Non-Conformance, potential Non-Conformance or confirmed complaint), AbbVie and Idera quality control/quality assurance staffs shall immediately, or at latest, within one (1) Business Day, advise each other of such defect or suspicion thereof and shall initiate appropriate internal measures to ascertain the validity of such suspicion and/or remedy such defect. Any Non-Conformance related discrepancy between AbbVie and Idera will be resolved in accordance with the provisions set forth in the TQA.  Appropriate, commercially reasonable measures shall also be taken to prevent any future occurrence of such defects.  The decision to initiate a recall of Idera Compound will be the sole responsibility of Idera. Recalls will proceed in accordance with the Supply Addendum.

(c)    Replacement Compound. In the event Idera Compound is lost or damaged by AbbVie after Delivery, Idera will provide additional Idera Compound (if available for the Study) to AbbVie (“Replacement Idera Compound”); provided that AbbVie will reimburse Idera for the Direct Manufacturing Costs and Indirect Manufacturing Costs of such Replacement Idera Compound (without mark-up), unless Idera otherwise agrees in writing to provide such Replacement Idera Compound at no cost to AbbVie.  For avoidance of doubt, over-labeling of Idera Compound or removal of Idera Compound labeling shall not constitute damage to Idera Compound provided that, if AbbVie makes any such modifications to the labelling of the Idera Compound, AbbVie shall be solely responsible for ensuring that the revised label complies with all relevant labelling requirements under Applicable Law and such revisions do not amount to potential adulteration or misbranding of the Idera Compound.  Except as set forth in the foregoing sentence, Idera will have no obligation to provide Replacement Idera Compound for any Idera Compound supplied hereunder other than such Idera Compound (i) as has been agreed or otherwise determined to have a Non-Conformance at the time of Delivery to AbbVie or (ii) subject to an  Idera Recall as described in the Supply Addendum.

(d)    Quality Audits.  Each Party will maintain complete and accurate records pertaining to the manufacture, testing, packaging/labeling, storage and delivery/distribution (as applicable) of the Idera Compound hereunder in accordance with the TQA; and, upon request of the other Party, will make such records open to review by the other Party for the purpose of GMP compliance audits/assessments as per the TQA and conducting investigations for the determination of Idera Compound safety and/or efficacy and the other Party’s compliance with this Agreement with respect to the Idera Compound.

(e)    Qualified Person.  In the event that Idera Compound is Delivered to AbbVie for use at Study Centers in the European Union (“EU”), Idera will (i) provide a GMP/Inspection Certificate by a Qualified Person and Batch Release signed by a Qualified Person (“QP”) confirming compliance with the Product Specification File for the Idera Compound, including a statement that the manufacturing site(s) for the Bulk Drug Substance and Bulk Drug Product operate equivalent to EU GMP standards and are in compliance with the approved, cross-referenced Idera CTA filing, (ii) upon request, provide AbbVie with the QP Declaration for non-EU manufacturers, and (iii) perform QP confirmation of each batch supplied to AbbVie according to Annex 16 and Annex 13. Idera will maintain complete and accurate supply chain maps in accordance with Annex 16.  These supply chain maps shall be considered by Idera during the release of the Idera Compound to AbbVie.  Changes to the supply chain impacting the Idera Compound being Delivered to AbbVie shall be communicated to AbbVie prior to the change.  AbbVie and Idera QPs shall each maintain their own register (or equivalent document) as a record of batches GMP confirmed or certified by the QP.  For purposes of this Agreement, the term “Bulk Drug Substance” means any substance that is represented for use in a drug and that, when used in the manufacturing, processing or packaging of a drug becomes an active ingredient or a finished dosage form of the drug;  “Bulk Drug Product”  means the bulk drug material in its final form such that it will not undergo further processing other than packaging to the final deliverable unit; and “Product Specification File”  means the reference file containing, or referring to files containing, all the information necessary to draft the detailed written instructions on processing, packaging, quality control testing, batch release and shipping of an investigational medicinal product.

7.         DATA AND RESULTS.

(a)    AbbVie will maintain all Study Data in its database and will provide Idera with quarterly reports on the progress of the Study including enrollment status and interim or final analysis (if applicable).  AbbVie shall also provide Idera with the final Clinical Study Report (“CSR”) for the Study promptly following its preparation by AbbVie and in any event at least [**] calendar days prior to submission to any Regulatory Authority.  AbbVie will consider in good faith any comments provided by Idera on the CSR within the foregoing described [**]-day period.

(b)    Study Data.

i.     All data, results and reports arising from the Study (collectively, “Study Data”) in accordance with this Agreement shall be the property of AbbVie as the Sponsor of the Study and shall be considered Confidential Information of AbbVie.

ii.   Within [**] days of database lock AbbVie hereby grants Idera and its Affiliates a non-exclusive, worldwide, paid-up, royalty-free license, with the right to grant sublicenses to its subcontractors or collaboration partners (as applicable) (1) who participate in Idera’s research and development programs (2) who are under obligations of confidentiality and restrictions no less stringent than those imposed on Idera under this Agreement and (3) with respect to who Idera has provided advance written notice to AbbVie hereunder, to use Study Data for publication purposes (subject to Sections 10 and 11) and in any research and development program of Idera, except to the extent such use violates any obligation of confidentiality or restrictions imposed on Idera hereunder pursuant to Sections 7 and  8.

(c)    Sample Data.

i.     Samples collected during the Study as set forth in the Protocol (“Biological Samples”) may include, without limitation, blood, serum, fluid and tissue biopsy samples collected from subjects enrolled in the Study.  Biological Samples further include, without limitation, any tangible material directly or indirectly derived from such blood, fluid or tissue samples, such as: genes, gene fragments, gene sequences, proteins, protein fragments, protein sequences, probes, DNA, RNA, eDNA libraries, plasmids, vectors, expression systems, cells, cell lines, organisms, antibodies or other biological substances; and any constituents, progeny, mutants, variants, derivatives, replications, reagents or chemical compounds thereof or derived therefrom.

ii.   As between AbbVie and Idera, all Biological Samples shall be the property of AbbVie.  AbbVie or Idera (or their Third-Party vendor(s))  (1) may receive quantities of Biological Samples for use in research specified in the Protocol, Operations Manual, and/or ICF and (2) shall only use the Biological Samples from Study subjects in accordance with the Protocol, ICF, health information use and disclosure authorization and all Applicable Laws, including but not limited to patient privacy and informed consent laws.  AbbVie and/or Idera (or their Third-Party vendor(s)) will analyze and disclose to the other Party the Study results generated directly from the Biological Samples testing.

iii.   AbbVie will have responsibility for all Idera Compound pharmacokinetic testing and anti-drug antibody testing for purposes of the Study (“Idera Compound PK/ADA Testing”).  Idera will provide letters of authorization that will allow AbbVie to use Idera’s validated methods to analyze Biological Samples from the  Study for Idera Compound PK/ADA Testing at Idera’s two bioanalytical vendors. For avoidance of doubt, all bioanalytical results for the AbbVie Compounds and Idera Compound are deemed Study Data.

For purposes of this Agreement, an “Affiliate” of an entity shall mean: (1) organizations, which directly or indirectly control such entity; (2) organizations, which are directly or indirectly controlled by such entity; (3) organizations, which are controlled, directly or indirectly, by the ultimate parent of such entity.  As used in the immediately preceding sentence, “control” is defined as owning more than fifty percent (50%) of the voting stock of an organization or having otherwise the power to govern the financial and the operating policies or to appoint the management of an organization; and Third-Party” means any person or entity other than AbbVie,  Idera, or their respective Affiliates.

8.         CONFIDENTIALITY

(a)    For purposes of this Agreement, “Confidential Information” means (i) any proprietary, confidential, non-public information, data, samples, plans, reports, forecasts, technical or commercial information disclosed by or on behalf of a Party (“Disclosing Party”) to the other Party or its Affiliates (“Receiving Party”); (ii) any information disclosed by or on behalf of a Disclosing Party that (A) is identified as “Confidential Information” at the time of disclosure or (B) a reasonable person would understand to be confidential or proprietary due to the context of its disclosure and/or its scope, content, or nature. For purposes of this Agreement, regardless of which Party discloses such Confidential Information to the other, (i) all Idera Inventions, Idera Background IP, and Idera Regulatory Submissions shall be Confidential Information of Idera and AbbVie shall be the “Receiving Party”, (ii) all AbbVie Inventions, AbbVie Background IP, Study Data, Study Inventions, and AbbVie Regulatory Submissions shall be Confidential Information of AbbVie and Idera shall be the “Receiving Party”. For clarity, the terms of this Agreement shall constitute Confidential Information.

(b)    Each Receiving Party shall (i) hold in confidence the Disclosing Party’s Confidential Information,  and (ii) not use Disclosing Party’s Confidential Information except for purposes of conducting the Study, performing such Party’s obligations under this Agreement, or as otherwise provided herein (including, for the avoidance of doubt, the rights provided for in Section 7(b)(ii) above).  The confidentiality, non-use and non-disclosure obligation of this Agreement shall be effective during the Term and for a period of ten  (10) years after termination or expiration of the Agreement.

(c)    Disclosures.  Except as otherwise provided in this Agreement, the Receiving Party shall not disclose any Disclosing Party Confidential Information without such Disclosing Party’s prior written consent except under the following conditions:

(i)    Third-Party Disclosures.  A Receiving Party may disclose Disclosing Party’s Confidential Information to Third-Parties as necessary to conduct the Study, perform such Party’s obligations under this Agreement, and/or exercise its rights under this

Agreement; provided that such necessary disclosures to a Third-Party will be under a written confidentiality agreement consistent with this Section 8.

(ii)   Affiliate Disclosures.  Receiving Party may disclose Disclosing Party’s Confidential Information to any of its Affiliates, provided that such Affiliates are subject to obligations of confidentiality and non-use substantially equivalent in scope to those set forth in this Section 8.  In the event that Confidential Information is so provided by a Receiving Party to its Affiliate, the Receiving Party shall ensure that if, for any reason, such Affiliate no longer qualifies as an Affiliate of the Receiving Party (a “Change of Control”), any Confidential Information supplied to such Affiliate shall be either destroyed or returned to the Receiving Party no later than upon such Change of Control, in each case to the extent practicable. Additionally, the Receiving Party shall ensure that its Affiliates establish reasonable safeguards and/or processes to further limit the dissemination of Confidential Information of the Disclosing Party supplied to such Affiliates, such as, without limitation, the establishment of firewalls and limiting access to electronic storage media and/or networks containing Confidential Information so as to be accessible only by those individuals with an actual need to access such Confidential Information.

(iii)  Internal Disclosures. Except as otherwise expressly set forth herein, each Party shall share the other Party’s Confidential Information within its organization to those individuals who need to know such information for purposes of performing its obligations or exercising its rights under this Agreement and who are bound by written obligations of confidentiality and non-use no less restrictive than those contained herein.

(iv)  Other Permitted Disclosures.  Notwithstanding the provisions of this Section 8 and the provisions of Sections 9 - 11, each Party may disclose the terms of this Agreement and Confidential Information of the other Party on a need-to-know basis as provided below to (1) actual or potential lenders or investors of such Party, (2) actual or potential acquirers of such Party, (3) actual or potential strategic partners that are or may be an owner or licensee of intellectual property of the disclosing Party relating to the subject matter of this Agreement, (4) its legal, accounting, tax and other advisors, and (5) clinical trial sites and clinical trial investigators, contract research organizations, laboratories and other subcontractors performing the Study,  as well as Regulatory Authorities (in Regulatory Submissions, or otherwise), health authorities, the data safety monitoring and advisory board and IRBs relating to the Study, provided that disclosures to Third-Parties (other than to governmental entities, ECs and IRBs) as permitted by this Section 8(c)(iv) shall be pursuant to written agreements with such Third-Parties with non-disclosure and non-use obligations consistent with this Agreement.

(v)   Nothing in this Agreement will be construed to restrict a Receiving Party from disclosing Confidential Information as required by Applicable Law or court order or other governmental order or request, provided in each case that Receiving Party shall give Disclosing Party prompt written notice (and in any case at least [**] Business Days’ notice) and reasonable assistance in order to allow Disclosing Party to take whatever action it deems necessary to protect its Confidential Information.

(d)    Exceptions.  Subject to the foregoing, the obligations of a Receiving Party as set forth in this Section 8 shall not extend to any portion of the Disclosing Party’s Confidential Information which: (1) is disclosed to the Receiving Party by a Third-Party who has no obligation of confidentiality to the Disclosing Party with respect thereto; or (2) is or becomes lawfully part of the public domain by reason of acts not attributable to the Receiving Party; or (3) is developed independently by the Receiving Party without access to or use of the Disclosing Party’s Confidential Information as evidenced by the Receiving Party’s written records; or (4) is in the Receiving Party’s possession prior to disclosure by the Disclosing Party as evidenced by the Receiving Party’s written records.

(e)    Return of Confidential Information.

(i)   Within [**] days following expiration or any termination of this Agreement:

a.           AbbVie shall (1) return Idera Confidential Information to Idera, or (2) destroy such Confidential Information, in each case to the extent practicable; provided, however, AbbVie may retain one (1) copy of such Confidential Information on a confidential basis to ensure compliance with this Agreement and for archival purposes; and

b.           Idera shall (1) return AbbVie’s Confidential Information to AbbVie, or (2) destroy such Confidential Information, in each case to the extent practicable; provided, however, Idera may retain one (1) copy of such Confidential Information on a confidential basis to ensure compliance with this Agreement and for archival purposes.

(ii) The foregoing provisions of this Section 8(e) shall not apply to Study Data, which each Party shall have the right to maintain and use in accordance with this Agreement following expiration or termination of this Agreement.

(f)     The Parties acknowledge the Mutual Confidential Disclosure Agreement between Idera and AbbVie effective April 13, 2017 and amended effective April 13, 2018 (“CDA”) and agree that (i) any disclosures of “Information” as defined under the CDA shall be treated as Confidential Information under this Agreement, and (ii) from and after the Effective Date this Agreement shall supersede the CDA with respect to the subject matter thereof, provided that the information referenced in clauses (i) of this sentence shall be limited to information related to the subject matter of this Agreement.  For all other purposes and information, the CDA shall control.

9.         INTELLECTUAL PROPERTY

(a)    Inventorship shall be determined by U.S. patent law.  Ownership shall follow inventorship, unless otherwise stated in this Agreement.

(b)    Except as specifically set forth in this Agreement, each Party hereto shall maintain all right, title and interest in any patent, patent application, trade secret, know-how and other intellectual property that (i) was owned by such Party prior to the Effective Date, and/or (ii) was developed outside of the activities under this Agreement and without use of the other Party’s Confidential Information, any Study Inventions (as defined below), any Study Data or any Biological Samples (“Background IP”), and except as expressly provided herein with respect to the conduct of the Study, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, in any Background IP of the other Party.

(c)    The Parties agree that all rights to inventions, improvements, know-how, discoveries and creations related solely to the Idera Compound in the absence of any AbbVie Compound or biological markers useful for diagnosis, monitoring or prognosis of response to any treatment with the Idera Compound in the absence of any AbbVie Compound that are conceived or reduced to practice in the course of the Study (“Idera Inventions”) will be the exclusive property of Idera; Idera shall be entitled to file in its own name relevant patent applications and to own resultant patent rights for such inventions; and no license is granted to AbbVie with respect thereto.  AbbVie hereby assigns (and shall cause its Affiliates and contractors to assign) to Idera all of AbbVie’s rights, title and interest in and to all Idera Inventions and agrees to do all acts and execute all documents as may be reasonably necessary or desirable for Idera to perfect its title in any and all Idera Inventions and otherwise to implement the provisions of this Section 9(c) at no cost to AbbVie, provided that such assignment shall not be construed to abrogate, restrict or encumber any right of AbbVie to exploit any and all Study Data generated, which right AbbVie enjoys by virtue of AbbVie’s ownership of such Study Data as provided at Section 7(b).

(d)    The Parties agree that all rights to inventions, improvements, know-how, discoveries and creations related solely to one or both AbbVie Compounds in the absence of the Idera Compound or biological markers useful for diagnosis, monitoring or prognosis of response to any treatment with one or both AbbVie Compounds in the absence of the Idera Compound that are conceived or reduced to practice in the course of the Study (“AbbVie Inventions”) will be the exclusive property of AbbVie; AbbVie shall be entitled to file in its own name relevant patent applications and to own resultant patent rights for such inventions; and no license is granted to Idera with respect thereto.  Idera hereby assigns (and shall cause its Affiliates and contractors to assign) to AbbVie all of Idera’s rights, title and interest in and to all AbbVie Inventions and agrees to do all acts and execute all documents as may be reasonably necessary or desirable for AbbVie to perfect its title in any and all AbbVie Inventions and otherwise to implement the provisions of this Section 9(d) at no cost to Idera, provided that (i) with the prior written consent of AbbVie (such consent not to be unreasonably withheld, conditioned or delayed), AbbVie grants to Idera a non-exclusive, royalty-free, fully-paid, irrevocable, perpetual license to use AbbVie Inventions for Idera’s internal research purposes only, and (ii) such assignment shall not be construed to abrogate, restrict or encumber any right of Idera to exploit Study Data in accordance with the license granted to Idera at Section 7(b).

(e)    Subject to Sections 9(c) and 9(d), the Parties agree that all inventions, improvements, know-how, discoveries and creations related to a  combination of the Idera Compound with one or both AbbVie Compounds that are conceived or reduced to practice in the course of the Study under this Agreement or as a result of using the Study Data or otherwise in connection with the Study (“Study Inventions”), will be the exclusive property of AbbVie. AbbVie shall be entitled to file in its own name relevant patent applications and to own resultant patent rights for such inventions; and no license is granted to Idera with respect thereto.  Idera hereby assigns (and shall cause its Affiliates and contractors to assign) to AbbVie all of Idera’s rights, title and interest in and to all Study Inventions and agrees to do all acts and execute all documents as may be reasonably necessary or desirable for AbbVie to perfect its title in any and all Study Inventions and otherwise to implement the provisions of this Section 9(d) at no cost to Idera, provided that (i) with the prior written consent of AbbVie (such consent not to be unreasonably withheld, conditioned, or delayed), AbbVie grants to Idera a non-exclusive, royalty-free, fully paid, irrevocable (unless this Agreement is terminated for breach as described in Section 3(b)), and sublicensable (with the prior written consent of AbbVie, such consent not to be unreasonably withheld, conditioned or delayed) license to use any Study Inventions, and (ii) such assignment shall not be construed to abrogate, restrict or encumber any right of Idera to exploit Study Data in accordance with the license granted to Idera at Section 7(b).

(f)     Idera acknowledges all rights of issued patents or pending patent applications of AbbVie from previous research and development, and Idera agrees to make no patent application based on AbbVie Confidential Information, and to give no assistance to any Third-Party for such application without AbbVie’s written authorization.  AbbVie acknowledges all rights of issued patents or pending patent applications of Idera from previous research and development, and AbbVie agrees to make no patent application based on Idera Confidential Information, and to give no assistance to any Third-Party for such application without Idera’s written authorization.  Subject to Section 9(b), neither Party grants any license or any other rights to the other with respect to issued patents or pending patent applications or other intellectual property from previous research and development.

(g)    Idera shall have the sole right, in its sole discretion, to control the Prosecution and Maintenance and enforcement of any kind with respect to patent rights claiming Idera Inventions, and AbbVie shall reasonably assist and cooperate in filing, Prosecution and/or Maintenance of an Idera Invention.  AbbVie shall have the sole right, in its sole discretion, to control the Prosecution and Maintenance and enforcement of any kind with respect to patent rights claiming AbbVie Inventions and/or Study Inventions, and Idera shall reasonably assist and cooperate in filling, Prosecution and/or Maintenance of an AbbVie Invention or Study Invention.

For purposes of this Agreement “Prosecution” means defense of invalidity, declaratory judgment, revocation, reexamination, nullity, opposition, or other proceeding in which the validity of a Study patent is challenged in an administrative or legal proceeding, other than such administrative or legal proceeding that is related to an infringement action brought by a Party or a declaratory action defended by a Party.  “Maintenance” means the maintenance of such patent rights, as well as re-examinations, reissues, requests for patent term extensions and the like with respect to such patent rights.

10.       PUBLICATIONS

(a)     Each Party is committed to fostering the highest standard of conduct related to Study Publications (as defined below) and transparency. Accordingly, the Parties agree that the following shall apply to all Study Publications:

(i)   Study Publications should be published in a timely manner, in accordance with industry standards, and present scientific information in an accurate and balanced way that does not exclude or inappropriately downplay negative safety or health information; and

(ii)  AbbVie’s and Idera’s role in the Study and/or Study Publications shall be disclosed in all Study Publications; and

(iii) Authorship related to Study Publications shall be determined in accordance with and governed by the criteria defined by the International Committee of Medical Journal Editors (ICMJE) “Recommendations for the Conduct, Reporting, Editing, and Publication of Scholarly Work in Medical Journals”.

(b)    Subject to Section 8 and the Study Publication Review Procedures set forth in Section 10(d), AbbVie, Idera, and/or any Study Center or Investigator (“Publisher”) may publish Study Publications in scientific journals or other scholarly media.

(c)    AbbVie will have the first right to publish the final Study results in a Study Publication that is based on Study Data from all Study Centers (the “Summary Publication”).  Idera agrees not to submit any Study Publication until AbbVie has first published the Summary Publication, provided that Idera may publish in the circumstances where (i) AbbVie declines to publish a Summary Publication within [**] months after database lock of the Study or (ii) after AbbVie’s publication of the Summary Publication.

(d)     Study Publication Review Procedures.

(i)   Idera and AbbVie will, and will ensure any other Publisher will, provide the non-publishing Party a draft of any proposed Study Publication at least [**] Business Days prior to submission of such Study Publication for the non-Publishing Party to ascertain whether any patentable subject matter or Confidential Information are disclosed therein.  The non-Publishing Party shall return comments to the Publisher within [**] Business Days after receipt of the draft Study Publication or such shorter time frame as mutually agreed by the Parties (“Review Period”), and due consideration shall be given to the non-publishing Party’s comments.  Idera and AbbVie agree not to include Confidential Information disclosed by the other Party pursuant to this Agreement (except Study Data) in any Study Publication without the prior consent of the other Party and each Party shall reasonably cooperate to resolve any issues related thereto.  Idera and AbbVie will, and will ensure any other Publisher will, delay any proposed Study Publication an additional [**] days in addition to the Review Period in the event the non-publishing Party so requests to enable the non-publishing Party to secure patent or other proprietary protection (“Delay Period”).

(ii)  Idera and AbbVie will, and will ensure any other Publisher will (A) keep the proposed Study Publication confidential until expiration of the Review Period and any Delay Period, and (B) delete the other Party’s Confidential Information (other than Study Data), as requested, from any Study Publication.

(iii) In the event the Parties differ in their conclusions or interpretation of data in the Study Publication, the Parties shall use good faith efforts to attempt to resolve such differences in good faith through appropriate scientific debate, but, subject to the removal of the non-publishing Party’s Confidential Information in accordance with Sections 10(d)(i) and 10(d)(ii), a Publisher shall retain control over the final version of the Study Publication.  Notification of Study Publications for review by Idera or AbbVie shall be made to other Party’s Publications and Alliance Management contacts set forth in Attachment C (or as updated).

(e)     Consistent with applicable copyright and other laws, each Party may use, refer to, or disseminate, or have used, referred to or disseminated, reprints of scientific, medical and other published articles and materials from journals, conferences and/or symposia relating to the Study which disclose the name of a Party, provided such use does not constitute an endorsement of any commercial product or service by the other Party.

For purposes of this Agreement, “Study Publication” means any scientific publication or medical communication regarding Study Data in any form that is intended for disclosure to Third-Parties, including, without limitation, manuscripts, abstracts, posters, slides or other materials used for presentations.

11.       PUBLICITY; NAME USAGE

(a)     Except as otherwise provided herein, (a) neither Party will have any right, express or implied, to use in any manner the name or other designation of the other Party or its Affiliates or any other trade name, trademark or logo of the other Party or its Affiliates for any purpose in connection with the performance of this Agreement, without prior written consent from the other Party.

(b)     For any press releases related to the Study made by a Party and mutually agreed upon by both Parties, the Party issuing the press release (i) shall use good faith efforts to provide the other Party with a copy of the press release for review and comment at least [**] days before the proposed release, and (ii) may only issue such release with the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed and which may be granted by email).  The press release shall not be disseminated until there is mutual agreement of the Parties on the content.

12.       WARRANTIES AND CERTAIN COVENANTS

(a)     Each Party warrants and represents to the other Party that it has the full right and authority to enter into this Agreement and that it is not aware of any impediment which would inhibit its ability to perform its obligations hereunder.

(b)     Idera warrants and covenants to AbbVie that it will (i) Manufacture the Idera Compound in accordance with the requirements set forth in this Agreement, Supply Addendum, current GMPs, and all Applicable Laws and regulations, including laws relating to drugs intended for investigational use in humans, (ii) at AbbVie’s request, provide AbbVie with reasonable documentation evidencing the foregoing, as well as all related documentation as needed to support US and international regulatory submissions to any Regulatory Authority and to respond to queries raised during any Regulatory Authority inspections, and (iii) promptly inform AbbVie of any relevant safety information related to the Idera Compound that would impact patient safety or the conduct of the Study.

(c)     AbbVie warrants and covenants to Idera that it will (i) Manufacture the AbbVie Compounds in accordance with the requirements set forth in this Agreement current GMPs, and all Applicable Laws, and regulations, including laws relating to drugs intended for investigational use in humans, and (ii) promptly inform Idera of any relevant safety information related to an AbbVie Compound that would impact patient safety or the conduct of the Study.

(d)    AbbVie warrants and covenants to Idera that it shall store, use, and distribute the Idera Compound in accordance with all Applicable Laws and the requirements set forth in this Agreement and the Supply Addendum.

(e)     EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD-PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY.  EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

13. INSURANCE AND INDEMNIFICATION

(a)     Idera agrees to maintain in force at its sole cost and expense, with reputable insurance companies having an AM Best rating of A-VII or better, commercial general liability insurance in minimum amounts of [**] dollars ($[**]) per occurrence and [**] dollars ($[**]) in aggregate and clinical trial insurance in minimum amounts of [**] dollars ($[**]) per occurrence and [**] dollars ($[**]) in aggregate. Upon written request, Idera shall provide evidence of such insurance to AbbVie.  Idera will provide AbbVie with written notice at least [**] days prior to the cancellation, non-renewal or material change in such insurance; if Idera does not obtain replacement insurance providing comparable coverage within such [**] day period, AbbVie shall have the right to terminate this Agreement immediately. Notwithstanding the foregoing, Idera may upon notice to AbbVie fulfill such requirements by a reasonable self-insurance program.

Except for damages and claims (a) arising out of (i) Idera’s breach of Section 8 (Confidentiality) of this Agreement and (ii) Idera’s gross negligence or willful misconduct; and (b) that are directly attributable solely to the Idera Compound and not attributable to the AbbVie Compound or the AbbVie Compound in combination with the Idera Compound, in no event shall the total liability of Idera under this Agreement exceed, in aggregate over the Term, [**] dollars ($[**]).

(b)     AbbVie represents and warrants that it maintains a policy or program of insurance or self-insurance at levels sufficient to support its obligations and liabilities assumed under this Agreement and the Applicable Laws, in particular towards Study subjects for Study Injury pursuant to Section 2(f).  Upon written request, AbbVie shall provide evidence of such insurance to Idera.

(c)     AbbVie agrees to defend, indemnify and hold harmless Idera,  its respective Affiliates, and its and their employees, directors, subcontractors and agents (collectively, the “Idera Indemnitees”) from and against any loss, damage, reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with any claim, proceeding or investigation by a Third-Party including, for the avoidance of doubt, a Study subject (a “Liability”) to the extent that such Liability (A) was directly caused by (i) negligence, omission, or willful misconduct by any AbbVie Indemnitee (defined below); (ii) a breach by an AbbVie Indemnitee of any of its representations and warranties or any other covenants or obligations of AbbVie under this Agreement; (iii) a violation of any Applicable Law by an

AbbVie Indemnitee with respect to the subject matter of this Agreement; (iv) Study Injuries resulting from administration of one or both AbbVie Compounds in the absence of the Idera Compound or the combination of Idera Compound and one or both AbbVie Compounds;  or (B) is determined to be attributable to an AbbVie Compound; except to the extent in each case (A) or (B) that such Liability (1) was directly caused by (X) negligence or willful misconduct on the part of an Idera Indemnitee, (Y) a breach by an Idera Indemnitee of any of its respective representations and warranties or any other covenants or obligations of Idera under this Agreement, or (Z) a violation of Applicable Law by Idera in its performance under this Agreement; or (2) is determined to be attributable to the Idera Compound.

(d)     Idera agrees to defend, indemnify and hold harmless AbbVie, its respective Affiliates, and its and their employees, directors, subcontractors and agents (collectively, the “AbbVie Indemnitees”) from and against any Liability to the extent that such Liability (A) was directly caused by (i) negligence, omission, or willful misconduct by an Idera Indemnitee, (ii) a breach by an Idera Indemnitee of any of their respective representations and warranties or any other covenants or obligations of Idera under this Agreement, (iii) a violation of any Applicable Law by an Idera Indemnitee with respect to the subject matter of this Agreement;  (iv) Study Injuries resulting solely from administration of the Idera Compound; or (B) is determined to be attributable to the Idera Compound; except to the extent in each case (A) or (B) that such Liability (1) was directly caused by (X) negligence or willful misconduct on the part of an AbbVie Indemnitee; (Y) a breach by an AbbVie Indemnitee of any of its representations and warranties or any other covenants or obligations of AbbVie under this Agreement; or (Z) a violation of Applicable Law by AbbVie in its performance under this Agreement Indemnitee; or (2) is determined to be attributable to an AbbVie Compound.

(e)     Each Party’s indemnification of the other Party is subject to the following conditions:

(i)   The indemnified Party shall provide notification to the indemnifying Party, within [**] Business Days, of the indemnified Party’s first knowledge of the Third-Party claim giving rise to an indemnity obligation hereunder, provided that any failure to provide notice within such time period shall not relieve the indemnifying Party of its obligations of indemnification, holding harmless and defense with respect to such claim unless the indemnifying Party is materially prejudiced by such delay.  Provided that the indemnifying Party is not contesting the indemnity obligation, the indemnified Party shall permit the indemnifying Party to control any litigation relating to such claim and allow the indemnifying Party to assume the defense of any such claim, including, without limitation, the right to select defense counsel and the right to settle any claims or suits at its discretion.  The indemnified Party may be represented by independent counsel of its choice and at its cost and expense.

(ii)  The indemnified Party shall cooperate with the indemnifying Party in the defense of any claim for which indemnification is sought hereunder.  If the indemnifying Party fails to defend the claim within a reasonable time, the indemnified Party may assume the defense thereof, and the indemnifying Party will reimburse the indemnified Party for all expenses incurred in connection with such defense (including reasonable attorney’s fees, settlement payments, and payments of judgments) until the indemnifying Party assumes such defense.  All rights of the indemnified Party against any Third-Party with respect to which a claim of indemnity was paid hereunder shall be subrogated to the indemnifying Party.

(f)     Nothing in this Section 13 shall operate so as to restrict or exclude the liability of any Party in relation to death or personal injury caused by the negligence of that Party or its servants, agents or employees or to restrict or exclude any other liability of either Party which cannot be so restricted or excluded in law.

14.    ASSIGNMENT; SUBCONTRACTING

(a)     Except as otherwise set forth in this Agreement, neither Party may assign or transfer this Agreement or sub-contract any of its obligations without the prior written consent of the other Party; provided however that a Party may assign this Agreement without the prior written consent of the other Party in connection with a merger or a sale of all or substantially all of its assets (or in the case of AbbVie, a sale, contribution, or transfer of all or substantially all of its assets related to one or both AbbVie Compounds).  Any assignments or transfers in violation of this Section 14 shall be null and void.  Notwithstanding the foregoing, each Party’s rights and obligations may be exercised or performed by its Affiliates, provided such Affiliates agree to be bound by this Agreement.

(b)     Notwithstanding the foregoing, each Party will have the right to subcontract or delegate any portion of its obligations hereunder to subcontractors or Affiliates, provided that no such subcontract shall release such Party from any of its obligations under this Agreement. Notwithstanding any delegation of its obligations hereunder, each Party shall (a) remain solely and fully liable for the performance of its Affiliates and subcontractors to which it delegates the performance of its obligations under this Agreement; (b) ensure that each of its Affiliates and subcontractors performs the obligations pursuant to the terms of this Agreement, the SDEA and TQA including the Appendices attached hereto and thereto; and (c) use reasonable efforts to obtain and maintain copies of material documents relating to the obligations performed by such Affiliates and subcontractors that are required to be provided to the other Party under this Agreement.

15.    ANTI-BRIBERY AND ANTI-CORRUPTION

Each Party agrees, on behalf of itself and its officers, directors, employees, Affiliates, agents and representatives, that in connection with this Agreement and the performance of its obligations hereunder:

(a)     it will comply with its own ethical business practices policy and shall conduct its study-related activities in accordance with Applicable Law including the Anti-Bribery and Anti-Corruption Laws (as defined below);

(b)     it will not, directly or indirectly, pay, offer or promise to pay, or authorize the payment of any money, or give, offer or promise to give or authorize the giving of anything of value to:

i.    any Government Official (as defined below) in order to influence official action;

ii.   any person (whether or not a Government Official) (A) to influence that person to act in breach of a duty of good faith, impartiality or trust (“acting improperly”), (B) to reward the person for acting improperly, or (C) where that person would be acting improperly by receiving the thing of value; or

iii.  any other person while knowing or having reason to know that all or any portion of the money or thing of value will be offered, promised or given to a Government Official in order to influence official action or to any person to influence that person to act improperly.

(c)     It will not directly or indirectly solicit, receive or agree to accept any payment or anything else of value in violation of the Anti-Bribery and Anti-Corruption Laws.

For purposes of this Agreement, “Anti-Bribery and Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, as amended, the Bribery Act 2010 and any other applicable anti-bribery and anti-corruption laws in any applicable country; and “Government Official” means any person employed by or acting on behalf of a government, government-controlled entity or public international organization; any political party, party official or candidate; any person who holds or performs the duties of an appointment, office or position created by custom or convention; and any person who holds him/herself out to be the authorized intermediary of a Government Official.

16.    FORCE MAJEURE

If the performance of this Agreement by a Party is prevented, hindered or delayed by reason of any cause beyond such Party’s control (war, riots, fire, strike, governmental laws), such Party shall be excused from performance to the extent it is necessarily prevented, hindered or delayed; provided if such delay interrupts material performance by [**] days or more, then the other Party will have the right to terminate this Agreement pursuant to Section 3(b).

17.    DEBARMENT

Each Party hereby certifies that as of the Effective Date, it has not been, and its principals have not been, debarred under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. §335a(a) and (b), or sanctioned by a Federal Health Care Program (as defined in 42 U.S.C. Sec. 1320 a-7b(f)), including, but not limited to the federal Medicare or a state Medicaid program, or debarred, suspended, excluded or otherwise declared ineligible from any Federal agency or program.  In the event that during the term of this Agreement, a Party (i) becomes debarred, suspended, excluded, sanctioned, or otherwise declared ineligible; or (ii) receives notice of an action or threat of an action with respect to any such debarment, suspension, exclusion, sanction, or ineligibility, such Party shall immediately notify the other Party.  In the event that a Party or its principals becomes debarred, suspended, excluded, sanctioned, or otherwise declared ineligible, such Party shall immediately notify the other Party and the other Party shall have the right to terminate this Agreement.

18.    GOVERNING LAW

The validity, construction and performance of this Agreement will be governed by and construed for all purposes in accordance with the laws of the State of Delaware.

19.    DISPUTE RESOLUTION

If a dispute arises between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith (a “Dispute”), it shall be resolved pursuant to this Section 19.

(a)     General.  Any Dispute shall first be referred to the Senior Leaders of the Parties set forth in Attachment C (or their respective designees), who shall confer in good faith on the resolution of the issue.  Any final decision mutually agreed to by the Senior Leaders shall be conclusive and binding on the Parties.  If the Senior Leaders (or their respective designees, as applicable) are not able to agree on the resolution of any such issue within [**] days (or such other period of time as mutually agreed by the Senior Leaders or their respective designees, as applicable) after such issue was first referred to them, then, except as otherwise set forth in Section 19(b), either Party may, by written notice to the other Party, elect to initiate an alternative dispute resolution (“ADR”) proceeding pursuant to the procedures set forth in Section 19(c) for purposes of having the matter settled.

(b)     Intellectual Property Disputes.  In the event that a Dispute arises with respect the validity, scope, enforceability, inventorship or ownership of any intellectual property right, and such Dispute cannot be resolved in accordance with Section 19(a), unless otherwise agreed by the Parties in writing, such Dispute shall not be submitted to an ADR proceeding in accordance with Section 19(c) and instead, either Party may initiate litigation in a court of competent jurisdiction, in any country or other jurisdiction in which such rights apply.

(c)     ADR.  Any ADR proceeding under this Agreement shall take place pursuant to the procedures set forth in Attachment D.

(d)     Adverse Ruling.  Any determination pursuant to this Section 19 that a Party is in material breach of its material obligations hereunder shall specify a (nonexclusive) set of actions to be taken to cure such material breach, if feasible.

(e)     Interim Relief and Tolling.  Notwithstanding anything herein to the contrary, nothing in this Section 19 shall preclude either Party from seeking interim or provisional relief, including a temporary restraining order, preliminary injunction or other interim equitable relief concerning a Dispute following the ADR procedures set forth in Section 19(c), if necessary to protect the interests of such Party.  This Section shall be specifically enforceable.

20.   NOTICES

Any notices required or permitted under this Agreement will be in writing, will refer specifically to this Agreement, and will be sent by recognized national or international overnight courier, confirmed facsimile transmission (provided that duplicative copy is provided via confirmed electronic mail, registered mail or certified mail), confirmed electronic mail, or registered or certified mail, postage prepaid, return receipt requested, or delivered by hand to the address as set forth herein.  Notices under this Agreement will be deemed to be duly given: (a) when delivered by hand; (b) upon confirmed electronic mail transmission; (c) [**] days after deposit with a recognized national or international courier; or (d) on the delivery date indicated in the return receipt for registered or certified mail.  A Party may change its contact information, including but not limited to the Supply Addendum and Attachment C, immediately upon written notice to the other Party in the manner provided in this Section 20. Notwithstanding the foregoing, the Parties acknowledge and agree that specific notices required to be given under the Attachments hereto shall be made to the contacts, and in accordance with the instructions, provided therein.

If to ABBVIE:

1 N. Waukegan Rd.
North Chicago, Illinois 60064
Attn: Vice President, Associate General Counsel R&D, Alliance Management and Transactions
With a copy to: General Counsel

If to Idera:

505 Eagleview Blvd., Suite 212

Exton, PA  19341

Attn:  General Counsel

21.   GENERAL PROVISIONS

(a)    Complete Agreement. The Parties agree to the full and complete performance of the mutual covenants contained in this Agreement.  This Agreement, together with all attachments hereto, and the TQA and SDEA (once entered into) constitute the entire understanding of the Parties with respect to the subject matter hereof, and, subject to the terms and provisions pertaining to the CDA referenced in Section 8, all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto are superseded by this Agreement. All attachments referred to in this Agreement are intended to be and are hereby incorporated into and made a part of this Agreement.

(b)    Conflicting Terms.  In the event of any inconsistency between any attachments and the terms specified in the body of this Agreement, the terms of the body of this Agreement shall control.  In the event of any inconsistency between any of the provisions of the SDEA and this Agreement with respect to safety reporting, the SDEA shall control.  In the event of I  any inconsistency between any of the provisions of the TQA and this Agreement with respect to quality related matters, the TQA shall control.  In all other matters, the terms of this Agreement shall control.

(c)    Modification. No changes, amendments or alterations to or of this Agreement shall be effective unless in writing and signed by the Parties hereto.

(d)    Invalid Provisions or Gaps. If single provisions of this Agreement are or become invalid or if there is a gap in the Agreement, the validity of the other provisions shall not be affected.  In lieu of the invalid provision or in order to eliminate the gap, the Parties shall negotiate in good faith to agree upon a reasonable provision to carry out as nearly as practicable the original intention of the entire Agreement.

(e)    Affiliate Rights.  All rights vested in or created to the benefit of AbbVie under this Agreement shall be deemed to benefit to and to be assignable to any of AbbVie’s Affiliates.

(f)     Waiver.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver from time to time by a Party of any of its rights or its failure to exercise any remedy shall not operate or be construed as constituting a waiver of some or any of such Party’s rights or remedies under this Agreement.

(g)    Relationship of the Parties.  Each Party’s relationship to the other Party is that of an independent contractor, and neither Party has authority to bind or act on behalf of the other Party.  Nothing in this Agreement is intended or shall be deemed to constitute or create an agency, joint venture, partnership, employer-employee, or fiduciary relationship between the Parties, including for all tax purposes.

(h)     Subsequent Studies.  Idera and AbbVie have no obligation to renew this Agreement.  Neither Party hereto has any obligation to order, purchase, or recommend the ordering or purchasing of any item or service manufactured or distributed by the other Party. AbbVie is required to procure all quantities of Idera Compound under this Agreement from Idera or its designee. Notwithstanding the foregoing, upon a Party’s request to conduct additional clinical study(ies) that include the Compounds, the Parties shall discuss in good faith the possibility of, and the terms and conditions for, conducting such studies, including cost sharing, decision-making and the supply of the Compounds (“Subsequent Study”).  This Agreement does not create any obligation on the part of Idera to provide the Idera Compound or on the part of AbbVie to provide either AbbVie Compound for any activities other than the Study, nor does it create any obligation or liability if the Parties do not execute an amendment or new agreement for purposes of a Subsequent Study.

(i)     Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  Each Party acknowledges that an original signature or a copy thereof transmitted by facsimile, electronic mail, internet or other suitable electronic means, shall constitute an original signature for purposes of this Agreement.

[The remainder of this page left blank intentionally; signature page follows immediately behind.]

IN WITNESS WHEREOF, the respective representatives of the Parties have executed this Agreement.

IDERA PHARMACEUTICALS, INC.	ABBVIE INC.

/s/ VINCENT J. MILANO	/s/ [**]
Signature	Signature

Vincent J. Milano	[**]
Name
President & CEO
Head, Technology Licensing & Collaborations
Title

ATTACHMENT A

SUPPLY ADDENDUM

Idera shall supply Idera Compound, free of charge (including, without limitation, any applicable handling, storage, transportation, warehousing, and distribution costs),  at the Delivery locations  specified below in sufficient quantity for subjects participating in the Study at Study Centers, based on the estimated quantities and delivery schedule listed below.  Any request by AbbVie for Idera Compound in addition to that listed below, will require prior written approval by the Parties, and amendment of the Protocol if appropriate.

1.         Supply.  Idera will provide the Idera Compound (i) in packaged, inspected and released form with lot number imprinted on the shipping containers, each sealed with a tamper-evident seal, for finishing activities (i.e., labeling, packaging and leafleting) in a similar form that Idera supplies for its own development purposes,  (ii) free of charge, and (iii) in sufficient quantity with at least [**]  ([**]) months of shelf-life remaining at the time of Delivery to AbbVie.  The estimated quantity to be supplied for the Study will be approximately [**] vials, containing 8  mg each of Idera Compound.

2.         Shipment. Shipment of the Idera Compound will require a lead time of approximately [**] ([**])  weeks from the time of AbbVie’s order,  with the exception of the initial Delivery to AbbVie which Idera will use best efforts to Deliver within [**] calendar days.

3.         Forecasting.  AbbVie will provide Idera with an updated twelve (12) month rolling forecast by product source each calendar quarter.

4.         Shipping and Distribution.  Idera is responsible for Delivery of Idera Compound to AbbVie at the Delivery locations specified below.  AbbVie shall be responsible for shipment of the Idera Compound after Delivery by Idera.

5.         Customs.  AbbVie shall obtain at its own risk and expense any export license or other official authorization and customs formalities necessary for the export of Idera Compound provided hereunder after Delivery, including but not limited to Study Centers or local depots in the countries to which Idera Compound will be shipped; provided that upon AbbVie’s request Idera shall promptly provide customs valuations for the Idera Compound and any other information in its possession or control necessary therefor.  Idera shall assist AbbVie with respect to any customs documents to secure a smooth transmission through customs so as to minimize any impact on Idera Compound’s shelf-life.  AbbVie shall be responsible for all applicable import taxes and duties related to shipment of Idera Compound after Delivery by Idera.

6.         Delivery Schedule. Below is the initial estimate of total Idera Compound required from Idera for the Study.

Estimated Study FSFV date:  [**]

Estimated Schedule of Deliveries:

Delivery Date	Global Product Quantities
Prior to September 2019	[**] vials
1Q 2020	[**] vials
3Q 2020	[**] vials
TOTAL	[**] vials

7.         Delivery Location:

AbbVie Inc.

Dept R43E, Building AP15

1 North Waukegan Road

North Chicago, Illinois 60064

Attn: [**]

E-mail Address: [**]

DRUG RESPONSIBILITY MATRIX

TASK	Responsibility of [**]	Responsibility of [**]
On a quarterly basis, provide Idera with a twelve (12) month rolling forecast of Idera Compound supply needs.	[**]	[**]
Monitor Idera Compound clinical trial supply inventory and submit orders for Idera Compound to Idera [**] ([**]) weeks prior to the date that the Delivery is needed	[**]	[**]
Confirm receipt of order and provide AbbVie with estimated Delivery date.	[**]	[**]
Conduct conference calls to review any significant drug supply issues (if applicable)	[**]	[**]

Provide the following information to AbbVie:

•     Material Safety Data Sheet (MSDS)

•     Certificate of Compliance/Conformance, where the Certificate of Conformance generated should contain the following at a minimum:

o     Product name

o     Lot or batch number

o     Expiry date

	[**]	[**]

o     Date of manufacturing

•     Certificate(s) of Regulatory Compliance for the Idera Compound related to the investigational medicinal product dossier for each country in which the Study is conducted

•     Certificate of Analysis

•     BSE/TSE Certificate or TSE statement

•     Temperature excursion management information

•     Customs valuation

•     Lot pedigree (upon request)

Distribution of clinically packaged Idera Compound to Study Centers	[**]	[**]
Return/destruction of unused Idera Compound at depots/Study Centers (drug accountability/ reconciliation)	[**]	[**]
Maintenance of registrations/licenses/permits (as applicable) that includes authorization to manufacture and distribute the Idera Compound	[**]	[**]
Receipt of Idera Compound and Incoming Inspection when material is received at AbbVie according to AbbVie’s SOPs	[**][1]	[**]
Documentation archiving	[**][2]	[**][2]
Approval of the Idera Compound for use in the Study	[**]	[**]
Retention samples of Idera Compound (re-) packaged by AbbVie	[**]	[**]
Information in case of Idera Compound Complaints, as applicable	[**][3]	[**][3]
Other GMP relevant documents (Idera to provide to AbbVie as required)	[**]	[**]
Return of rejected Idera Compound	[**][4]	[**][4]
Monitor market with respect to recalls of Idera Compound	[**]	[**]
Inform AbbVie on recalls of Idera Compound concerned lot(s)	[**]	[**][5]

1   Incoming inspection means: Supply check (e.g. making sure shipping documents match label descriptions and number of items and materials are in good shape, no damage, Tamper Evident Seal (TES) unbroken—if applicable, etc.) and ID Testing as set forth in Section 5(c).

2   Idera and AbbVie to archive according to legal requirements and each company’s internal procedures. Also, refer to the TQA for additional requirements for batch and testing and validation/qualification documentation.

3   The Party receiving complaints related to Idera Compound supplied to report to the other Party. Refer to the TQA for timing requirements.

4   AbbVie reserves the right to return rejected Idera Compound and Idera agrees to accept returned rejected Idera Compound.

5   Refer to the TQA for timing requirements.

QUALITY & SUPPLY CONTACTS FOR THE STUDY

IDERA

Function	Name	Contact Information
Product Actions (i.e. recalls, field recoveries, withdrawals)	[**]	[**]
Product Complaint Communications	[**]	[**]
Inspection Management/Agency communications	[**]	[**]
Supply Chain	[**]	[**]
Qualified Person	[**]	[**]

ABBVIE

Function	Name	Contact Information
Quality Assurance Recalls & Recovery	N/A	[**]
Product Complaint Communications	N/A	[**]
Inspection Management/Agency communications	N/A	[**]
Supplier-related Change Notifications	N/A	[**]
Supply Chain	[**]	[**]
Qualified Person	[**]	[**]

ATTACHMENT B

PROTOCOL

Confidential Materials omitted and filed separately with the Securities and Exchange Commission.

A total of 146 pages were omitted. [**].

ATTACHMENT C

CONTACTS

Idera Contacts
Supply/Shipping	Name: [**] Title: [**] E-mail: [**] Phone: [**]
Qualified Person	Name: [**] Title: [**] E-mail: [**] Phone: [**]
Clinical	Name: [**] Title: [**] E-mail: [**] Phone: [**]
Finance	Name: [**] Title: [**] E-mail: [**] Phone: [**]
Study Publications	Name: [**] Title: [**] E-mail: [**] Phone: [**]
Press Releases	Name: [**] Title: [**] E-mail: [**] Phone: [**]
Alliance Management	Name: [**] Title: [**] E-mail: [**] Phone: [**]
Quality	Name: [**] Title: [**] E-mail: [**] Phone: [**]
Pharmacovigilance	Name: [**] Title: [**] E-mail: [**] Phone: [**]
Legal	Name: [**] Title: [**] E-mail: [**] Phone: [**]
Senior Leader	Name: [**] Title: [**] E-mail: [**] Phone: [**]

AbbVie Contacts
Clinical	Name: [**] Title: [**] E-mail: [**] Phone: [**]
Study Publications	Name: [**] Title: [**] E-mail: [**] Phone: [**]
GPRD Operations	Name: [**] Title: [**] E-mail: [**] Phone: [**]
Press Releases	Name: [**] Title: [**] E-mail: [**] Phone: [**]
Collaboration Alliance Manager	Name: [**] Title: [**] E-mail: [**] Phone: [**]
Quality	Name: [**] Title: [**] E-mail: [**] Phone: [**]
Pharmacovigilance	Name: [**] Title: [**] E-mail: [**] Phone: [**]
Legal	Name: [**] Title: [**] E-mail: [**] Phone: [**]
Senior Leader	Name: [**] Title: [**] E-mail: [**] Phone: [**]

ATTACHMENT D

ALTERNATIVE DISPUTE RESOLUTION

1.   To begin an ADR proceeding, a Party shall provide written notice to the other Party of the Dispute to be resolved by ADR.  Within [**] days after its receipt of such notice, the other Party may, by written notice to the Party initiating the arbitration, add additional issues to be resolved within the same ADR.

2.   Within [**] days following the initiation of the ADR proceeding, the Parties shall select a mutually acceptable independent, impartial and conflicts-free neutral to preside in the resolution of all issues in this ADR proceeding.  If the Parties are unable to agree on a mutually acceptable neutral within such period, each Party will select one (1) independent, impartial and conflicts-free neutral and those two (2) neutrals will select a third independent, impartial and conflicts-free neutral within [**] thereafter (such neutral(s), the “Neutral”).  None of the neutrals selected may be current or former employees, officers or directors of either Party or its Affiliates.

3.   No earlier than [**] days or later than [**] days after selection, the Neutral shall hold a hearing to resolve each of the issues identified by the Parties.  The ADR proceeding shall take place at a location agreed upon by the Parties.  If the Parties cannot agree, the Neutral shall designate a location other than the principal place of business of either Party or any of their Affiliates.

4.   At least [**] days prior to the hearing, each Party shall submit the following to the other Party and the Neutral:

(a)  a copy of all exhibits on which such Party intends to rely in any oral or written presentation to the Neutral;

(b)  a list of any witnesses such Party intends to call at the hearing, and a short summary of the anticipated testimony of each witness;

(c)  a proposed ruling on each issue to be resolved, together with a request for a specific damage award or other remedy for each issue.  The proposed ruling shall not contain any recitation of the facts or any legal arguments, and the proposed remedy shall not include any punitive damages.  The proposed ruling and the proposed remedy collectively shall not exceed one (1) page per issue.

(d)  a brief in support of such Party’s proposed rulings and remedies; provided, that the brief shall not exceed twenty (20) pages.  This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

5.   Except as expressly set forth in subparagraphs 4(a) - 4(d), no discovery shall be required or permitted by any means, including depositions, interrogatories, requests for admissions, or production of documents.

6.   The hearing shall be conducted on two (2) consecutive days and shall be governed by the following rules:

(a)  Each Party shall be entitled to five (5) hours of hearing time to present its case.  The Neutral shall determine whether each Party has had the five (5) hours to which it is entitled.

(b) Each Party shall be entitled, but not required, to make an opening statement, to present regular and rebuttal testimony, documents, or other evidence, to cross-examine witnesses, and to make a closing argument.  Cross-examination of witnesses shall occur immediately after their direct testimony, and cross-examination time shall be charged against the Party conducting the cross-examination.

(c) The Party initiating the ADR shall begin the hearing and, if it chooses to make an opening statement, shall address therein not only issues it raised but also any issues raised by the responding Party.  The responding Party, if it chooses to make an opening statement, also shall address all issues raised in the ADR.  Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed in the same sequence.

(d)  Except when testifying, witnesses shall be excluded from the hearing until closing arguments.

(e)  Settlement negotiations, including any statements made therein, shall not be admissible under any circumstances.  Affidavits prepared for purposes of the ADR hearing also shall not be admissible.  As to all other matters, the Neutral shall have sole discretion regarding the admissibility of any evidence.

7.   Within [**] days following completion of the hearing, each Party may submit to the other Party and the Neutral a post-hearing brief in support of its proposed rulings and remedies; provided, that such brief shall not contain or discuss any new evidence and shall not exceed ten (10) pages.  This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

8.   The Neutral shall rule on each disputed issue within [**] days following completion of the hearing.  Such ruling shall adopt in its entirety the proposed ruling and remedy of one (1) of the Parties on each disputed issue but may adopt one (1) Party’s proposed rulings and remedies on some issues and the other Party’s proposed rulings and remedies on other issues. The Neutral shall not issue any written opinion or otherwise explain the basis of the ruling.

9.   The Neutral shall be paid a reasonable fee plus expenses.  These fees and expenses, along with the reasonable legal fees and expenses of the prevailing Party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:

(a)  If the Neutral rules in favor of one (1) Party on all disputed issues in the ADR, the losing Party shall pay one hundred percent (100%) of such fees and expenses.

(b)  If the Neutral rules in favor of one (1) Party on some issues and the other Party on other issues, the Neutral shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the Parties.  The Neutral shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the ADR, with the

Party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

10. The rulings of the Neutral and the allocation of fees and expenses shall be binding, non-reviewable, and non-appealable, and may be entered as a final judgment in any court having jurisdiction.

11. Except as provided in paragraph 9 or as required by law, the existence of the Dispute, any settlement negotiations, the ADR proceeding, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed to be Confidential Information of both Parties.  The Neutral shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.

12. All ADR proceedings shall be conducted in the English language.

13. Each Party shall have the right to be represented by counsel in all aspects of any ADR proceeding.